EXHIBIT 10.1

Execution Version

TENTH AMENDMENT TO THIRD AMENDED
AND RESTATED CREDIT AGREEMENT
This TENTH AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), executed as of March 2, 2020 but effective as of the date the conditions precedent set forth in Section 3 below have been satisfied (the “Tenth Amendment Effective Date”), is among MARTIN OPERATING PARTNERSHIP L.P., a Delaware limited partnership, as borrower (the “Borrower”), MARTIN MIDSTREAM PARTNERS L.P., a Delaware limited partnership (the “MLP”), the other Loan Parties party hereto, the Lenders (as defined below) party hereto, and ROYAL BANK OF CANADA, as administrative agent (the “Administrative Agent”) and collateral agent for the Lenders and as an L/C Issuer and a Lender.
WHEREAS, the Borrower, the MLP, the Administrative Agent, and the lenders party thereto (the “Lenders”) are parties to that certain Third Amended and Restated Credit Agreement dated as of March 28, 2013 (as amended by that certain First Amendment to Third Amended and Restated Credit Agreement dated as of July 12, 2013, that certain Second Amendment to Third Amended and Restated Credit Agreement dated as of May 5, 2014, that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of June 27, 2014, that certain Fourth Amendment to Third Amended and Restated Credit Agreement dated as of June 23, 2015, that certain Fifth Amendment to Third Amended and Restated Credit Agreement dated as of April 27, 2016, that certain Sixth Amendment to Third Amended and Restated Credit Agreement dated as of February 21, 2018, that certain Seventh Amendment to Third Amended and Restated Credit Agreement dated as of July 24, 2018, that certain Eighth Amendment to Third Amended and Restated Credit Agreement dated as of April 16, 2019, that certain Ninth Amendment to Third Amended and Restated Credit Agreement dated as of July 18, 2019, and as may be further renewed, extended, amended, restated or otherwise modified from time to time, the “Credit Agreement”);
WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders agree to amend the Credit Agreement to (a) decrease the Aggregate Committed Sum from $400,000,000 to $350,000,000, (b) permit the refinancing of the unsecured MLP Senior Notes in the form of second lien senior secured notes (the “MLP Senior Secured Notes”) and (c) reflect the other changes set forth below; and
WHEREAS, the Administrative Agent and the Lenders party hereto have agreed to such request, subject to the terms and conditions set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
Section 1.     Definitions. Unless otherwise defined in this Amendment, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Credit Agreement (as amended by this Amendment). The interpretive provisions set forth in Section 1.02 of the Credit Agreement shall apply to this Amendment mutatis mutandis.

Section 2.     Amendments to Credit Agreement. In reliance on the representations, warranties, covenants and agreements contained in this Amendment, but subject to the satisfaction of each condition precedent set forth in Section 3 hereof, the Credit Agreement shall be amended effective as of the Tenth Amendment Effective Date in the manner provided in this Section 2.

(a)Amended Definitions. The following definitions contained in Section 1.01 of the Credit Agreement shall be amended and restated in their entirety as follows:

“Aggregate Committed Sum” means, on any date of determination, the sum of all Committed Sums then in effect for all Lenders in respect of the Facility (as the same may have been increased, reduced or canceled as provided in the Loan Documents). The Aggregate Committed Sum on the Tenth Amendment Effective Date is $350,000,000.00.

“Indebtedness” means, as to any Person at a particular time, all of the following:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)the face amount of all letters of credit (including standby and commercial), banker’s acceptances, Bank Guaranties, surety bonds and similar instruments issued for the account of such Person, and, without duplication, all drafts drawn and unpaid thereunder;

(c)net obligations under any Swap Contract in an amount equal to (i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the marked-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

(d)whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, other than trade accounts payable in the ordinary course of business not overdue by more than sixty (60) days, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, but if such indebtedness is not assumed or is limited recourse to such Person, the amount of such indebtedness shall be the least of (i) the amount of recourse to such Person, (ii) the amount of such indebtedness and (iii) the fair market value of the assets of such Person securing such indebtedness;

(e)Capital Leases and Synthetic Lease Obligations;

(f)Off-Balance Sheet Indebtedness; and

(g)all Guaranty Obligations of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (i) include the Indebtedness of any partnership or joint venture in which such Person is a general partner, unless such Indebtedness is expressly made non-recourse to such Person (except for customary exceptions acceptable to the Required Lenders) and (ii) exclude the MLP Senior Notes (and guarantees in respect thereof) if such notes have been called for redemption or offered for purchase and the MLP Senior Secured Notes have been issued to redeem, purchase or otherwise acquire the MLP Senior Notes. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Loan Documents” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Fourth Amendment, the Fifth Amendment, the Sixth Amendment, the Seventh Amendment, the Eighth Amendment, the Ninth Amendment, the Tenth Amendment, the Intercreditor Agreement, each Note, the Master Consent to Assignment, each of the Collateral Documents, the Agent/Arranger Fee Letters, the Engagement Letter, each Committed Loan Notice, each Compliance Certificate, the Guaranties, each Letter of Credit Application and each other agreement, document or instrument executed and delivered by a Loan Party from time to time in connection with this Agreement and the Notes.
“MLP Senior Notes” means the 7.250% Senior Notes due 2021 issued by the MLP and Martin Midstream Finance Corp.
“Stated Maturity Date” means August 31, 2023.
“Triggering Disposition” means any Disposition occurring after the Initial Asset Prepayment Amount has been applied as a repayment to the Loans and redemption of the MLP Senior Secured Notes pursuant to Section 2.03(b)(i)(A) (including sales of stock of Restricted Subsidiaries) (other than a transfer of assets by the Borrower or any Restricted Subsidiary that is a

Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary that is a Wholly-Owned Subsidiary of the Borrower), with respect to which the Net Cash Proceeds realized by any Loan Party for such Disposition, when aggregated with the Net Cash Proceeds from all such other Dispositions by all Loan Parties occurring since the Ninth Amendment Effective Date, equals or exceeds the Threshold Amount. The portion of the Net Cash Proceeds in excess of the Threshold Amount is herein called the “Reduction Amount.” For purposes of the definition of Triggering Disposition and Section 2.03(b)(i), Dispositions shall not include Dispositions permitted by Section 7.06(a) or (b).
(b)New Definitions. Section 1.01 of the Credit Agreement and the list of defined terms set forth therein shall be amended to add the following definitions to such Section and the list of defined terms set forth therein in appropriate alphabetical order to read in full as follows:

“Consolidated First Lien Funded Debt” means, as of any date of determination, for the MLP, the Borrower and the Restricted Subsidiaries on a consolidated basis, the aggregate amount of Obligations that constitute Consolidated Funded Debt that is secured by Liens on the Collateral on a first-priority basis pursuant to the Intercreditor Agreement.
“Excess Cash Flow” has the meaning set forth for such term in the MLP Senior Secured Notes Indenture in effect as of the Tenth Amendment Effective Date.
“First Lien Leverage Ratio” means the ratio of (a) Consolidated First Lien Funded Debt as of the determination date, to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.
“Initial Asset Prepayment Amount” has the meaning set forth in Section 2.03(b)(i)(A).
“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the Tenth Amendment Effective Date, among the Administrative Agent, the Parity Lien Collateral Trustee (as defined therein) and the Loan Parties, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.
“MLP Senior Secured Notes” means (a) the senior secured second lien notes due at least one year after the Stated Maturity Date, issued by the MLP and Martin Midstream Finance Corp. as of the Tenth Amendment Effective Date and (b) any other Indebtedness of the MLP, Martin Midstream Finance Corp., the Borrowers and the Guarantors permitted to be incurred under Section 7.04(d)(ii).
“MLP Senior Secured Notes Indenture” means the indenture under which the MLP Senior Secured Notes are issued.
“Permitted ECF Amount” has the meaning set forth in Section 7.16.
“Tenth Amendment” means that certain Tenth Amendment to Third Amended and Restated Credit Agreement dated as of March 2, 2020, by and among the Borrower, the MLP, the other Loan Parties party thereto, the Lenders party thereto, the Administrative Agent and the Collateral Agent.
“Tenth Amendment Effective Date” means the date the conditions precedent to the effectiveness of the Tenth Amendment are satisfied.
“Test Period” has the meaning set forth in Section 7.16.
“Total Leverage Ratio” means the ratio of (a) Consolidated Funded Debt as of the determination date, to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.
(c)Deleted Definitions. Section 1.01 of the Credit Agreement and the list of defined terms set forth therein shall be amended to delete the following definitions from such Section and the list of defined terms set forth therein in their entirety:

“Consolidated Secured Funded Debt” means, as of any date of determination, for the MLP, the Borrower and the Restricted Subsidiaries on a consolidated basis, Consolidated Funded Debt that is secured by Liens on any asset of the MLP, the Borrower, any Restricted Subsidiary or any other Loan Party.
“Increase Effective Date” has the meaning set forth in Section 2.14(b).
“Leverage Ratio” means the ratio of (a) Consolidated Funded Debt as of the determination date, to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.
“MLP Senior Notes Repurchase” has the meaning set forth in Section 7.16.
“Senior Leverage Ratio” means the ratio of (a) Consolidated First Lien Funded Debt as of the determination date, to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.
(d)Replaced Definitions. After giving effect to the amendments set forth in Section 2(c) above and to the extent not otherwise replaced by the other amendments set forth in this Section 2, the Credit Agreement shall be amended to replace each reference therein to “Consolidated Secured Funded Debt”, “Leverage Ratio” and “Senior Leverage Ratio” with a reference to “Consolidated First Lien Funded Debt”, “Total Leverage Ratio” and “First Lien Leverage Ratio”, respectively.

(e)Amendment to Section 2.03 of the Credit Agreement. Section 2.03(b)(i) of the Credit Agreement shall be amended to (w) reorder subclauses (A) through (E) of such Section as subclauses (B) through (F), (x) replace the reference to “clauses (A) and (B)” in existing subclause (D) thereof with a reference to “clauses (B) and (C)”, (y) replace the reference to “clauses (A) and (C)” in existing subclause (E) thereof with a reference to “clauses (B) and (D)” and (z) include the following new subclause (A) at the beginning of such Section to read in its entirety as follows:

(A)    An aggregate amount equal to $150,000,000 of the Net Cash Proceeds realized by a Loan Party from Dispositions, other than Dispositions permitted by Section 7.06(a) or (b), from and after the Tenth Amendment Effective Date (as such amount may be reduced as provided herein, the “Initial Asset Prepayment Amount”), (i) first, shall be used to prepay Loans on the immediately following Business Day after the receipt of such Net Cash Proceeds if, and to the extent, necessary to result in a First Lien Leverage Ratio of less than 2.00 to 1.00 on a pro forma basis after giving effect to such prepayment and (ii) second, may be used for a period of 90 days after receipt to purchase, redeem or otherwise acquire the MLP Senior Secured Notes up to an amount not to exceed 50% of the remaining Net Cash Proceeds not otherwise required to be applied as a prepayment of Loans at a price not more than 100% of the principal amount thereof plus interest accrued thereon, with (x) any such MLP Senior Secured Notes so acquired being redeemed or cancelled upon such acquisition and (y) any remaining Net Cash Proceeds being applied as prepayment of Loans on the Business Day immediately following the end of such 90-day period. Any prepayment of Loans pursuant to this Section 2.03(b)(i)(A) shall result in a permanent reduction of the Aggregate Committed Sum by such amount, provided that, notwithstanding the amount of any such prepayment, the Aggregate Committed Sum shall not be reduced to less than $325,000,000. Notwithstanding the foregoing, the MLP shall not make any redemption offers or open market purchases with respect to the MLP Senior Secured Notes pursuant to this Section 2.03(b)(i)(A) (and all such Net Cash Proceeds shall be applied to prepay the Loans) if a Default or Event of Default exists or would result therefrom. After giving effect to any prepayments, redemptions or purchases pursuant to this Section 2.03(b)(i)(A), the Initial Asset Prepayment Amount shall be reduced by any amount so paid or otherwise applied.
(f)Amendment to Section 2.03(b)(ii) of the Credit Agreement. Section 2.03(b)(ii) of the Credit Agreement shall be amended and restated in its entirety to read as follows:

(ii)    If no Default or Event of Default exists, the mandatory prepayments provided for in this Section 2.03(b) and Section 2.03(h) shall be applied first, as a payment of all Unreimbursed Amounts then outstanding until paid in full, and second, as a repayment of Revolver Principal Debt, but in each case without a corresponding reduction of the Aggregate Committed Sum except to the extent expressly provided in Section 2.03(b).
(g)Amendment to Section 2.03 of the Credit Agreement. Section 2.03 shall be amended to add a new subclause (h) at the end of Section 2.03 to read as follows:

Any portion of the Permitted ECF Amount that is not utilized to purchase, redeem or otherwise acquire the MLP Senior Secured Notes in accordance with Section 7.16 shall be applied no later than three (3) Business Days of the date falling one hundred twenty (120) days after each applicable Test Period as a repayment of Loans and shall not result in a permanent reduction of the Aggregate Committed Sum.
(h)Amendment to Section 2.14 of the Credit Agreement. Section 2.14 of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

Section 2.14 [Reserved].
i.Amendment to Section 7.01 of the Credit Agreement. Section 7.01 of the Credit Agreement shall be amended by deleting the word “and” at the end of clause (s) thereof, replacing the period at the end of clause (t) thereof with a reference to “; and” and inserting a new clause (u) immediately thereafter to read in full as follows:

Liens securing the Indebtedness evidenced by the MLP Senior Secured Notes.
j.Amendment to Section 7.04 of the Credit Agreement. Section 7.04(d) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(i) secured Indebtedness evidenced by the MLP Senior Secured Notes (and guarantees in respect thereof) issued as of the Tenth Amendment Effective Date,
(ii) Indebtedness that refinances, refunds or replaces such MLP Senior Secured Notes (including any refinancings, refunds or replacements thereof), and
(iii) additional unsecured Indebtedness, in an aggregate outstanding principal amount for all Indebtedness permitted by this Section 7.04(d) not to exceed $400,000,000 at any time, provided, that in each case (A) such Indebtedness shall bear a market rate of interest, (B) such Indebtedness shall not require any scheduled payment of principal (it being understood that the excess cash flow payment contemplated by the MLP Senior Secured Notes Indenture does not constitute a scheduled payment of principal) earlier than a date which is one hundred twenty (120) days after the Stated Maturity Date at the time of such incurrence, (C) such Indebtedness shall not contain covenants, mandatory prepayment events, or events of default that are, when taken as a whole, more restrictive than those set forth in this Agreement (except as otherwise reasonably satisfactory to the Administrative Agent) and (D) both before and after such Indebtedness is created, incurred or assumed, no Default or Event of Default shall exist;
k.Amendment to Section 7.06 of the Credit Agreement. Section 7.06(f) shall be amended to replace the reference therein to “Section 2.03(b)(i)(E)” with a reference to “Section 2.03(b)(i)(F)”.

l.Amendments to Section 7.07 of the Credit Agreement.

(i)     Section 7.07(b) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(a)    the Borrower may declare and make Quarterly Distributions of Available Cash as defined in the Limited Partnership Agreement (Borrower) as in effect on the Closing Date (including, without limitation, distributions of the proceeds of Distribution Loans) to the extent such Quarterly Distributions are made in accordance with the Limited Partnership Agreement (Borrower) and so long as the distribution amount per unit does not exceed

$0.0625 in any given fiscal quarter unless the Total Leverage Ratio is less than 4.00 to 1.00; provided, that at the time each such Quarterly Distribution is declared, no Default or Event of Default exists or would result therefrom;
(ii)    Section 7.07(c)(i) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
(i)    declare and make Quarterly Distributions of Available Cash as defined in the Limited Partnership Agreement (MLP) as in effect on the Closing Date (including, without limitation, distributions of the proceeds of Distribution Loans) to the extent such Quarterly Distributions are made in accordance with the Limited Partnership Agreement (MLP) and so long as the distribution amount per unit does not exceed $0.0625 in any given fiscal quarter unless the Total Leverage Ratio is less than 4.00 to 1.00 as of the end of such fiscal quarter and
(iii) Section 7.07(e) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(e)    on or after the Tenth Amendment Effective Date, the MLP may purchase, redeem or otherwise acquire a portion of the common units representing its limited partner interests (the “MLP Common Unit Redemption”), and the Borrower may make Restricted Payments to the MLP to fund the MLP Common Unit Redemption, provided that (i) the aggregate purchase, redemption or other acquisition amount shall not exceed $25,000,000 on or after the Fifth Amendment Effective Date for all such redemptions, purchases and other acquisitions, (ii) no Default or Event of Default then exists or arises as a result thereof, (iii) at the time that such purchase, redemption or other acquisition is made and immediately after giving effect thereto, the aggregate Outstanding Amount of all Committed Loans and L/C Obligations are less than eighty-five percent (85%) of the Aggregate Committed Sum, (iv) at the time that such purchase, redemption or other acquisition is made and immediately after giving effect thereto, the pro forma Total Leverage Ratio is less than 4.00 to 1.00 and the First Lien Leverage Ratio is less than 2.00 to 1.00 and (v) such purchase, redemption or other acquisition is made solely with funds attributable to the net proceeds of Dispositions of assets permitted hereunder received by a Loan Party no earlier than 90 days prior to the date of such purchase, redemption or other acquisition not otherwise required to be applied under Section 2.03(b)(i); and
(iv) Section 7.07(f) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

(f)    the Borrower may make Restricted Payments to the MLP to fund the MLP Senior Secured Notes Repurchases, the scheduled interest payments on the MLP Senior Secured Notes and any other payments of Indebtedness permitted by Section 7.04(d) that are not prohibited by Section 7.16.

m.
Amendment to Section 7.11 of the Credit Agreement. The first parenthetical in Section 7.11 of the Credit Agreement shall be amended to replace the references to “MLP Senior Notes” and “Ninth Amendment Effective Date” therein with references to “MLP Senior Secured Notes” and “Tenth Amendment Effective Date”, respectively.

n.Amendments to Section 7.14 of the Credit Agreement.

(i)    Section 7.14(a) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
(a) Interest Coverage Ratio. Permit the Interest Coverage Ratio as of the end of any fiscal quarter to be less than:
(i) with respect to the fiscal quarters ending in June, September and December of 2020, 2.00 to 1.00;

(ii) with respect to each fiscal quarter ending in the calendar year of 2021, 1.75 to 1.00; and
(iii) with respect to each fiscal quarter ending thereafter, 2.00 to 1.00;
(ii)    Section 7.14(c) of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:
(c) First Lien Leverage Ratio. Permit the First Lien Leverage Ratio as of the end of any fiscal quarter to be greater than 2.50 to 1.00.
o.Amendment to Section 7.16 of the Credit Agreement. Section 7.16 of the Credit Agreement shall be amended and restated in its entirety to read in full as follows:

Section 7.16 Certain Payments of Indebtedness. Voluntarily prepay (whether by redemption, purchase, retirement, defeasance, set-off or otherwise), prior to the stated maturity thereof, the principal amount of any Indebtedness permitted by Section 7.04(d) unless (a) no Default shall exist or would occur immediately after giving effect to such payment and (b) such Indebtedness is repaid solely with funds attributable to the proceeds of other Indebtedness permitted by such Section 7.04(d) or an equity issuance by the MLP, in either case received by a Loan Party no earlier than ninety (90) days prior to the date of such repayment; provided that, on or after the Tenth Amendment Effective Date, the MLP may (i) purchase, redeem or otherwise acquire a portion of the MLP Senior Secured Notes (the “MLP Senior Secured Notes Repurchase”) twice each fiscal year, with respect to the six (6) month periods ending June 30 and December 31 (each such period, a “Test Period”), commencing with the Test Period ending December 31, 2020, with any such tender offer or open market transactions commencing no earlier than the delivery of the financial statements required under Section 6.01 for the second fiscal quarter of such Test Period and concluding no later than one hundred and twenty (120) days thereafter, in an aggregate amount equal to 75% of the Excess Cash Flow attributable to such six (6) month period, as certified by a Responsible Officer in accordance with Section 6.02(a) (the “Permitted ECF Amount”), at a price not to exceed 101% of the principal amount to be redeemed, purchased or acquired plus interest accrued thereon to the date of redemption, purchase or acquisition without any additional make-whole or other premium so long as (A) as of the last day of the applicable Test Period, the Total Leverage Ratio is equal to or greater than 4.00 to 1.00, (B) no Default or Event of Default shall have occurred and be continuing, (C) no proceeds of any Loan made under this Agreement are used to make any MLP Senior Secured Notes Repurchase, other than an amount not to exceed the aggregate amount by which any outstanding Loans have been repaid with cash proceeds generated from the business and operations of the Borrower and its Subsidiaries during such Test Period as certified by a Responsible Officer in accordance with Section 6.02(a),  and (D) after giving effect to any MLP Senior Secured Notes Repurchase, the Borrower has availability under the Agreement of at least 10% of the Aggregate Commitments that, if utilized, would not result in, on a pro forma basis, the First Lien Leverage Ratio equaling or exceeding 2.50 to 1.00, (ii) redeem, purchase, retire or otherwise acquire MLP Senior Secured Notes to the extent permitted by Section 2.03(b)(i)(A), and (iii) purchase or redeem the MLP Senior Notes with proceeds of the MLP Senior Secured Notes, so long as an amount equal to the excess proceeds, if any, of the MLP Senior Secured Notes not used to purchase or redeem the MLP Senior Notes is used to prepay the Loans in an amount equal to such excess, without any reduction of the Aggregate Committed Sum. If with respect to any Test Period the Permitted ECF Amount would be less than $1,000,000, the Permitted ECF Amount for such Test Period shall be zero. If the Permitted ECF Amount for any Test Period is not fully utilized to purchase, redeem or otherwise acquire the MLP Senior Secured Notes, such remaining amount shall be applied as provided in Section 2.03(h).
p.Amendment to Article X of the Credit Agreement. Article X of the Credit Agreement shall be amended to add a new Section 10.25 thereto in numerical order to read in full as follows:

Section 10.25    Intercreditor Agreement. Each Lender, in its capacity as a Lender and in its capacity as a Lender Swap Party, as applicable, and each other Lender Swap Party (if any) by its acceptance of the benefits of the Collateral Documents creating Liens to secure the Obligations:

(a)acknowledges that it has received a copy of the Intercreditor Agreement and is satisfied with the terms and provisions thereof;

(b)authorizes and instructs the Administrative Agent and the Collateral Agent to (A) enter into the Intercreditor Agreement, as Administrative Agent, Collateral Agent and on behalf of such Lender, (B) exercise all of the Administrative Agent’s and Collateral Agent’s respective rights and to comply with all of their respective obligations under the Intercreditor Agreement and to take all other actions necessary to carry out the provisions and intent thereof and (C) take actions on its behalf in accordance with the terms of the Intercreditor Agreement;

(c)agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement as if it was a signatory thereto;

(d) consents to the treatment of Liens to be provided for under the Intercreditor Agreement;

(e)authorizes and directs the Administrative Agent and the Collateral Agent to execute and deliver, in each case on its behalf and without any further consent or authorization from it, any amendments, supplements or other modifications of the Intercreditor Agreement that the Borrower may from time to time request to give effect to any incurrence, amendment, or refinancing of any Indebtedness incurred pursuant to Section 7.04(d); and

(f)agrees that no such Lender, Lender Swap Party or any other beneficiary of a Lien granted pursuant to a Collateral Document, shall have any right of action whatsoever against the Administrative Agent or the Collateral Agent as a result of any action taken by the Administrative Agent or the Collateral Agent pursuant to this Section 10.25 or in accordance with the terms of the Intercreditor Agreement.
The provisions of this Section 10.25 shall apply to each L/C Issuer, all Lenders and all Lender Swap Parties and their respective successors and assigns.
The provisions of this Section 10.25 are solely for the benefit of the Administrative Agent, the Collateral Agent, any L/C Issuer, the Lenders and the Lender Swap Parties, and neither the MLP nor the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any such provisions.
q.Replacement of Schedule 2.01 to the Credit Agreement. Schedule 2.01 to the Credit Agreement shall be replaced in its entirety with Annex I attached hereto, which reflects, as of the Tenth Amendment Effective Date, the Lenders, the Pro Rata Share and the Committed Sum of each Lender. To the extent the foregoing reduction in the Committed Sum of any Lender results in the Outstanding Amount of such Lender’s Committed Loans and L/C Obligations exceeding such Lender’s Committed Sum, the Borrower shall prepay such excess in the same manner contemplated by Section 2.03(c) of the Credit Agreement.

r.Replacement of Exhibit C to the Credit Agreement. Exhibit C to the Credit Agreement shall be replaced with a revised form of Compliance Certificate reasonably acceptable to the Administrative Agent and the Borrower reflecting changes to the Credit Agreement becoming effective upon the effectiveness of this Amendment.

Section 3.    Conditions of Effectiveness. This Amendment shall not be effective until the date each of the following conditions precedent has been satisfied:

a.the Administrative Agent has received a counterpart of this Amendment (which may be by telecopy or other electronic transmission) executed by the Borrower, the MLP, the other Loan Parties, the Administrative Agent, and the Required Lenders;

b.the Administrative Agent has received an amended and restated promissory note payable to each Lender that has previously requested a promissory note, as applicable, or that is requesting a promissory note pursuant to Section 2.09(a) of the Credit Agreement in the amount of such Lender’s Commitment as indicated on Schedule 2.01 to the Credit Agreement (as amended hereby); provided that each such Lender receiving a replacement promissory note hereby agrees to return its existing original promissory note to the Borrower promptly after receiving such replacement promissory note;

c.the Administrative Agent has received a certificate signed by a Responsible Officer of the Borrower certifying that (i) the representations and warranties contained in Article V of the Credit Agreement are true and correct in all material respects on and as of such date (unless such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), (ii) no Default or Event of Default has occurred and is continuing under the Credit Agreement as of such date (after giving effect to this Amendment), (iii) since July 18, 2019, there has been no event or circumstance that has or could reasonably be expected to have a Material Adverse Effect, (iv) there is no litigation, investigation or proceeding known to and affecting the Borrower or any affiliate for which the Borrower is required to give notice under the Credit Agreement, and (v) no action, suit, investigation or proceeding is pending or, to the knowledge of such officer, threatened in any court or before any arbitrator or Governmental Authority by or against the Borrower, any Guarantor, the MLP’s general partner, or any of their respective properties that could reasonably be expected to have a Material Adverse Effect;

d.the Administrative Agent has received (i) a certificate of each Loan Party, dated as of the Tenth Amendment Effective Date and executed by an appropriate officer, which shall (A) certify the resolutions or other action authorizing the execution, delivery and performance of this Tenth Amendment and (B) certify that certain documents previously delivered to the Administrative Agent are in full force and effect as of the Tenth Amendment Effective Date or contain appropriate attachments, including the certificate or articles of incorporation or organization or equivalent constitutional documents of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, and incumbency certificates, and (ii) a good standing certificate for each Loan Party from its jurisdiction of incorporation or organization as of a recent date;

e.the Borrower has paid (i) an amendment fee to the Administrative Agent (for the benefit of each Lender party hereto) in an aggregate amount equal to 0.05% of each such Lender’s Commitment as of the Tenth Amendment Effective Date (after giving effect to this Amendment) and (ii) the Administrative Agent’s reasonable legal fees and expenses to the extent invoiced at least one (1) Business Day prior to the Tenth Amendment Effective Date;

f.the Administrative Agent has received evidence in form and substance satisfactory to it that (i) one or more Loan Parties will receive immediately after the effectiveness of this Amendment gross proceeds from the issuance of the MLP Senior Secured Notes in an original principal amount equal to $400,000,000 (the “MLP Senior Secured Notes Proceeds”), and (ii) the MLP Senior Secured Notes Proceeds are being used, and no proceeds of any Loan made under the Credit Agreement are being used, to repay (whether by redemption, purchase, retirement, defeasance, set-off or otherwise) the MLP Senior Notes;

g.the Administrative Agent has received that certain Intercreditor Agreement, dated as of the Tenth Amendment Effective Date, in form and substance satisfactory to the Administrative Agent (it being understood that the form of Intercreditor Agreement received by the Administrative Agent on the date hereof is satisfactory) and duly executed by the Administrative Agent, the Loan Parties and the Parity Lien Collateral Trustee (as defined therein); and

h.the Administrative Agent has received a duly executed funds disbursement agreement, together with a report setting forth the sources and uses of the MLP Senior Secured Notes Proceeds.

The Administrative Agent agrees that it will, upon the satisfaction of the conditions contained in this Section 3, promptly provide notice to the Borrower and the Lenders of the effectiveness of this Amendment.
Section 4.    Representations and Warranties. In order to induce the Administrative Agent and the Lenders to enter into this Amendment, each Loan Party represents and warrants to the Administrative Agent and to each Lender that:

a.This Amendment, the Credit Agreement as amended hereby, and each other Loan Document have been duly authorized, executed, and delivered by the Borrower and the applicable Loan Parties and constitute their legal, valid, and binding obligations enforceable in accordance with their respective terms (subject, as to the enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, and similar laws affecting creditors’ rights generally and to general principles of equity);

b.The representations and warranties set forth in Article V of the Credit Agreement and in the Collateral Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Tenth Amendment Effective Date, after giving effect to this Amendment, as if made on and as of the Tenth Amendment Effective Date, except to the extent such representations and warranties relate solely to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
c.As of the date hereof, after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing or would result immediately after giving effect to this Amendment and the transactions contemplated hereby; and
d.No Loan Party has any defense to payment, counterclaim or rights of set-off with respect to the Obligations on the date hereof, either immediately before or immediately after giving effect to this Amendment.

Section 5.    Effect of Amendment.

a.This Amendment (i) except as expressly provided herein, shall not be deemed to be a consent to the modification or waiver of any other term or condition of the Credit Agreement or of any of the instruments or agreements referred to therein, and (ii) shall not prejudice any right or rights which the Administrative Agent, the Collateral Agent, or the Lenders may now or hereafter have under or in connection with the Credit Agreement, as amended hereby. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and such Credit Agreement shall be read and construed as one instrument.
b.Each of the undersigned Guarantors is executing this Amendment in order to evidence that it hereby consents to and accepts the terms and conditions of this Amendment and the transactions contemplated hereby, agrees to be bound by the terms and conditions hereof, and ratifies and confirms that each Guaranty and each of the other Loan Documents to which it is a party is, and shall remain, in full force and effect after giving effect to this Amendment. The Borrower and each of the other Loan Parties hereby confirms and agrees that all Liens and other security now or hereafter held by the Collateral Agent for the benefit of the Lenders as security for payment of the Obligations are the legal, valid, and binding obligations of the Borrower and the other Loan Parties, remain in full force and effect, are unimpaired by this Amendment, and are hereby ratified and confirmed as security for payment of the Obligations.

c.No failure or delay on the part of the Administrative Agent or the Lenders to exercise any right or remedy under the Credit Agreement, any other Loan Document or applicable law shall operate as a waiver thereof, nor shall any single partial exercise of any right or remedy preclude any other or further exercise of any right or remedy, all of which are cumulative and may be exercised without notice except to the extent notice is expressly required (and has not been waived) under the Credit Agreement, the other Loan Documents and applicable law.

d.Upon and after the execution of this Amendment by each of the parties hereto, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified hereby.

e.This Amendment shall terminate automatically and be of no further force and effect if the conditions to effectiveness set forth in Section 3 have not been satisfied on or before May 29, 2020.

Section 6.    Miscellaneous. This Amendment shall for all purposes be construed in accordance with and governed by the laws of the State of New York and applicable federal law. The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof. This Amendment may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument. In proving this Amendment, it shall not be necessary to produce or account for more than one such counterpart. Delivery of an executed counterpart of this Amendment by telecopier or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

Section 7.    Entire Agreement. THIS AMENDMENT, THE CREDIT AGREEMENT (AS AMENDED HEREBY) AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE

PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

Section 8.    Name Change. Pursuant to that certain Certificate of Amendment to the Certificate of Formation of Cardinal Gas Storage Partners LLC filed with the Secretary of State of the State of Delaware on January 22, 2020, the Certificate of Formation of Cardinal Gas Storage Partners LLC was amended to change the name of Cardinal Gas Storage Partners LLC, a Delaware limited liability company, to “Redbird Gas Storage LLC” (the “Name Change”). The Administrative Agent and the Lenders party hereto hereby waive any Defaults or Events of Default arising on or prior to the date hereof solely from the Name Change (the “Name Change Waiver”); provided, that other than as provided herein with respect to the Name Change Waiver, nothing contained herein shall be deemed a consent to, or waiver of, any other action or inaction of the MLP, the Borrower or any of the other Loan Parties which constitutes (or would constitute) a violation of any provision of the Credit Agreement or any other Loan Document, or which results (or would result) in a Default or Event of Default under the Credit Agreement or any other Loan Document. The Administrative Agent and the Lenders shall have no obligation to grant any future waivers, consents or amendments with respect to the Credit Agreement or any other Loan Document, and the parties hereto agree that the Name Change Waiver shall constitute a one-time limited waiver and consent and shall not constitute a course of dealing among the parties or waive, affect or diminish any right of the Administrative Agent and the Lenders to demand strict compliance with the Credit Agreement and the other Loan Documents.

Remainder of Page Intentionally Blank.
Signature Pages to Follow.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the date and year first above written, to be effective as of the Tenth Amendment Effective Date.

MARTIN OPERATING PARTNERSHIP L.P.,
a Delaware limited partnership
By:    MARTIN OPERATING GP LLC,
its General Partner
By:    MARTIN MIDSTREAM PARTNERS L.P.,
its Sole Member
By:    MARTIN MIDSTREAM GP LLC,
its General Partner

By:      /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President, Treasurer and
Chief Financial Officer

MARTIN MIDSTREAM PARTNERS L.P.,
a Delaware limited partnership,
as a Guarantor
By:    MARTIN MIDSTREAM GP LLC,
its General Partner

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant,
Title:    Executive Vice President, Treasurer
and Chief Financial Officer

MARTIN OPERATING GP LLC,
a Delaware limited liability company,
as a Guarantor
By:    MARTIN MIDSTREAM PARTNERS L.P.,
its Sole Member
By:    MARTIN MIDSTREAM GP LLC,
its General Partner

By:    /s/ Robert D. Bondurant
Name:    Robert D. Bondurant,
Title:    Executive Vice President, Treasurer and
Chief Financial Officer

MARTIN MIDSTREAM FINANCE CORP.,
a Delaware corporation,
as a Guarantor

By:    /s/ Robert D. Bondurant
Name:    Robert D. Bondurant,
Title:    Executive Vice President and
Chief Financial Officer

TALEN’S MARINE & FUEL, LLC,
a Louisiana limited liability company,
as a Guarantor

By:    /s/ Robert D. Bondurant
Name:    Robert D. Bondurant,
Title:    Executive Vice President, Treasurer and
Chief Financial Officer

REDBIRD GAS STORAGE LLC,
a Delaware limited liability company,
as a Guarantor

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President

MARTIN TRANSPORT, INC.,
a Texas corporation,
as a Guarantor

By: /s/ Robert D. Bondurant
Name:    Robert D. Bondurant
Title:    Executive Vice President and Chief
Financial Officer

ROYAL BANK OF CANADA,
as Administrative Agent and Collateral Agent

By: /s/ Rodica Dutka
Name:    Rodica Dutka
Title:    Manager, Agency

ROYAL BANK OF CANADA,
as a Lender and an L/C Issuer

By: /s/ Jason S. York
Name: Jason S. York
Title: Authorized Signatory

Wells Fargo Bank, N.A.,
as Syndication Agent, a Lender and an L/C Issuer

By: /s/ Brandon Kast
Name:    Brandon Kast
Title:    Director

ABN AMRO CAPITAL USA LLC,
as a Lender

By: /s/ Brody Summerall
Name:    Brody Summerall
Title:    Vice President

By: /s/ Darrell Holley
Name:    Darrell Holley
Title:    Managing Director

BANK OF AMERICA, N.A.,
as a Lender

By: /s/ Jameson Burke
Name: Jameson Burke
Title:    Senior Vice President

BBVA USA,
as a Lender

By: /s/ Mark H. Wolf
Name: Mark H. Wolf
Title:    SVP

CADENCE BANK, N.A.,
as a Lender

By:    /s/ David Anderson
Name: David Anderson
Title:    Senior Vice President

COMERICA BANK,
as a Lender

By: /s/ Chris Reed
Name: Chris Reed
Title:    Vice President

NATIXIS, NEW YORK BRANCH
as a Lender and an L/C Issuer

By:    /s/ Vikram Nath
Name: Vikram Nath
Title:    Director

By:    /s/ Brian O’Keefe
Name: Brian O’Keefe
Title:    Vice President

TRUIST BANK, FORMERLY KNOWN AS BRANCH BANKING AND TRUST COMPANY,
as a Lender

By: /s/ Jade K. Silver
Name: Jade K. Silver
Title:    Senior Vice President

CAPITAL ONE, NATIONAL ASSOCIATION,
as a Lender

By:    /s/ Matthew Brice
Name: Matthew Brice
Title:    Director

BNP PARIBAS,
as a Lender

By:    /s/ Redi Meshi
Name: Redi Meshi
Title:    Vice President

By:    /s/ Vanessa Chrifi Alaoui
Name: Vanessa Chrifi Alaoui
Title:    Vice President

WOODFOREST NATIONAL BANK,
as a Lender

By:    /s/ Gregory Mendez
Name: Gregory Mendez
Title:    SVP

Annex I
SCHEDULE 2.01
COMMITTED SUMS

Lender	Committed Sum	Pro Rata Share
Royal Bank of Canada	$33,250,000.00	9.50000000%
Wells Fargo Bank, N.A.	$33,250,000.00	9.50000000%
ABN AMRO Capital USA LLC	$33,250,000.00	9.50000000%
Bank of America, N.A.	$33,250,000.00	9.50000000%
Capital One, National Association	$33,250,000.00	9.50000000%
BBVA USA	$33,250,000.00	9.50000000%
Natixis, New York Branch	$33,250,000.00	9.50000000%
BNP Paribas	$29,750,000.00	8.50000000%
Comerica Bank	$29,750,000.00	8.50000000%
Cadence Bank, N.A.	$21,875,000.00	6.25000000%
Branch Banking and Trust Company	$18,375,000.00	5.25000000%
Woodforest National Bank	$17,500,000.00	5.00000000%
Total:	$350,000,000.00	100.00000000%